UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Soliciting Material Under Rule Pursuant to § 240.14a-12

SURMODICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMENDMENT NO. 1 TO THE PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 4, 2014

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (“Amendment No. 1”) is filed to amend the definitive proxy statement (the “Proxy Statement”) of SurModics, Inc. (the “Company”) originally filed with the Securities and Exchange Commission (“SEC”) on December 19, 2013, and mailed to our shareholders on or about December 23, 2013, in connection with the Company’s 2014 Annual Meeting of Shareholders and for any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is scheduled to be held on February 4, 2014, at 4:00 p.m. (Minneapolis time), at the Company’s headquarters located at 9924 West 74th Street, Eden Prairie, Minnesota 55344. Except as specifically set forth herein, this Amendment No. 1 does not modify or update any other disclosures presented in the Proxy Statement.

The following information amends the biographical information for José H. Bedoya set forth under the caption “Election of Directors” on page 4 of the Proxy Statement by replacing it with the following:

José H. Bedoya (Class III) has been a director of the Company since 2002. Mr. Bedoya is President and Chief Executive Officer of Otologics, LLC, a Colorado-based technology company he founded in 1996. Otologics filed for Chapter 11 bankruptcy protection in July 2012. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

Mr. Bedoya brings to the board significant business, operational and management experience in the medical device, medical instruments and related industries. Additionally, his experience brings executive decision making, analytical and strategic planning skills gained as a chief executive. Mr. Bedoya serves as the chair of our Corporate Governance and Nominating Committee.

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